Exhibit 23.5

September 9, 2011

Community Capital Corporation
1402C Highway 72 West
P.O. Box 218
Greenwood, South Carolina 29649

Re:  Proxy Statement of Community Capital Corporation and
Amendment No. 3 to Registration Statement on Form S-4 of Park Sterling Corporation

Ladies and Gentlemen:

          We hereby consent to the use of our opinion letter dated March 30, 2011 to the Board of Directors of Community Capital Corporation as Appendix B to the Proxy Statement/Prospectus which forms a part of the Amendment No. 3 to Registration Statement on Form S-4 of Park Sterling Corporation. In giving this consent, we do not admit that we come within the category of persons whose consent is required under the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Howe Barnes Hoefer & Arnett, Inc.
By:	/s/ Christian J. Zych
Christian J. Zych
Vice President